Exhibit 10.69

August 2009 Material Evaluation Agreement with Biken

Material Evaluation Agreement

This Agreement is made by and between Hemispherx Biopharma, Inc. (hereinafter referred to as “Hemispherx”) and The Research Foundation for Microbial Diseases of Osaka University (hereinafter referred to as “Biken”).

RECITALS

WHEREAS, Hemispherx owns intellectual property rights relating to poly I: poly C12U, with the trade name of Ampligen® and possesses proprietary rights and know-how relating to the manufacture and production of Ampligen®; and

WHEREAS, Biken is a manufacturer of biologicals in Japan, and has been engaged for many years mainly in the research and development and manufacture of a variety of infection-prophylactic vaccine products for human use.  As part of the work activities relating to a research project entitled “The Research Project on Clinical Application of the Influenza Virus Vaccine in the Intranasal Dosage Form for Mucosal Administration” (hereinafter referred to as the “Research Project”), which is subsidized by the Japanese Ministry of Health, Labor and Welfare (hereinafter referred to as the MHLW”) and in which the National Institute of Infectious Diseases of Japan (hereinafter referred to as the “NIID”) plays a main part and Biken also participates as one of the researchers and during and in the course of which, at the end of each fiscal year research results obtained thereby are to be compiled by the NIID into an annual research report that will be submitted to the MHLW and subsequently placeｄ for public view, Biken has an intention to evaluate the functional capability of Ampligen® in serving as an adjuvant to induce mucosal immune response.  In addition, Biken owns jointly with the NIID the intellectual property rights relating to the “Novel Vaccine Containing Adjuvant Capable of Inducing Mucosal Immunity”, which is the object substance of the Research Project, and possesses the technical know-how to prepare prototypes of such adjuvanted vaccine preparation for experimental and research purposes.

NOW THEREFORE, in consideration of the mutual covenants and agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agrees as follows:

1.   OBJECTIVE
The objective of this Agreement is to set forth the terms and conditions under which, as described in the Evaluation Program outlined in Exhibit 1 hereof, Biken evaluates Ampligen® primarily from the aspects of both adjuvant-function as induction of satisfactory mucosal immune response and its safety, in collaboration with the Co-Researcher, by using the Prototype Vaccine Preparation as defined in Paragraph (6) of Article 2 hereof (hereinafter referred to as the “Evaluation”), in order to select candidates of both viral-antigens and adjuvant-auxiliaries which are identified as the most promising substances and determine the formulations of potential influenza virus vaccine candidates containing such viral-antigens as the active ingredients and such adjuvant-auxiliaries as well as other base material(s), during and in the course of the Research Project aimed at practical use of a newly developed adjuvanted-influenza virus vaccine which is capable of inducing a cross-protective immunity against  new influenza viruses with new pandemic potential.

2.   DEFINITIONS
(1)	“Ampligen®” shall mean poly I: poly C12U.

(2)
“Confidential Information” shall mean and include all present and future techniques, inventions,   practices, enforcement, knowledge, know-how, skill, experience, test data, analytical data, descriptions (including the explanation set forth in Paragraph (3) of Article 6 hereof), and reports (whether in electronic, documentary, eye readable or any other form) generated or obtained by either Party or obtained through agreement with a third party with regard to Ampligen® and/or the Evaluation to be performed by Biken in cooperation with the Co-Researchers or disclosed by either Party to the other Party pursuant to or in connection with this Agreement, and identified as being confidential, and including any reports prepared by either Party for the other, excluding, however, information which:

1)	is or comes into the public domain through no fault of the receiving Party;
2)	is known to the receiving Party prior to the date of disclosure, as evidenced by written records of that Party;
3)	is lawfully disclosed to the receiving Party by a third party rightfully in possession of it; or
4)
is independently and subsequently developed by an employee or agent of the receiving Party who had no knowledge of the Confidential Information disclosed under this Agreement or of any Confidential Information derived by the receiving Party therefrom.

(3)	“Effective Date” means the date on which this Agreement is last executed by either Party.

(4)	“Co-Researcher” means the following researchers, who are involved in the Research Project as set forth in Recitals Clause hereof, who will cooperate with Biken on the Evaluation:

Name	Institution/Organization to which one belongs	Title
Hideki Hasegawa	National Institute of Infectious Diseases.	Chief, Laboratory of Mucosal Vaccine Development, Influenza Virus Research Center,
Masato Tashiro	National Institute of Infectious Diseases	Director, Influenza Virus Research Center
Hiroshi Kida	Department of Disease Control, Hokkaido University Graduate School of Veterinary Medicine	Professor

In case of any changes in personnel composition of the aforementioned Co-Researcher, Biken shall so notify Hemispherx in writing.

(5)	“Party” shall mean either Hemispherx or Biken or both, as the case may be.

(6)
“Prototype Vaccine Preparation” shall mean the prototype of influenza virus vaccine preparation in the form of intranasal and/or injectable dosage, containing primarily of candidates of influenza viral-antigens and Ampligen® as well as other base material(s), which is prepared by Biken for the purpose of performing the Evaluation as defined in Article 1 hereof.

(7)
“Research Adviser” shall mean any of the following specialists, who dispenses expert advice as required from Biken and/or the Co-Researcher in a position of adviser on the Research Project during and in the course of which Biken performs the Evaluation in cooperation with the Co-Researchers:

Name	Institution/Organization to which one belongs	Title
Koichi Yamanishi	National Institute of Biomedical Innovation	Director General
Takeshi Kurata	Toyama Institute of Health	Director
Shinichi Tamura	National Institute of Infectious Diseases	Research Fellow

3.   PROVISION OF MATERIAL AND RELATED INFORMATION
Provided that Biken agrees to the following terms, Hemispherx shall provide Biken with Ampligen® and the Confidential Information relating to Ampligen® including but not limited to any information regarding the safety of Ampligen®:

(1)
During the effective term of this Agreement, Hemispherx grants to Biken the exclusive right to use Ampligen® and the Confidential Information relating to Ampligen® for the purpose of performing the Evaluation as provided in Article 1 hereof in Japan.

(2)	Biken shall use Ampligen® and the Confidential Information relating to Ampligen® solely for the purpose of performing the Evaluation in accordance with Paragraph (1) of this Article.

(3)
Nothing contained herein shall be construed to grant to Biken any rights in technology or license of any patent, copyright or trademark now or hereafter in existence except for the purposes of the Evaluation.

4.   SUPPLY OF AMPLIGEN® AND PAYMENT
(1)
Hemispherx shall supply to Biken, pursuant to Biken’s written request, and Biken shall purchase from Hemispherx, such volume of Ampligen® as will be necessary for Biken in performing the Evaluation in Japan.  The price of Ampligen® for such supply and purchase shall be $1,000/gram. Biken has indicated it intends to purchase 750 ml (7.5 grams) of Ampligen® at 10 mg/ml for delivery in July, 2009.

(2)
The payments of the price provided in Paragraph (1) of this Article shall be made by Biken to Hemispherx within thirty (30) days after Biken’s receipt and inspection of the Ampligen® in the United States Dollars by means of telegraphic transfer to the following bank account, unless Hemispherx notifies otherwise to Biken in writing:

Bank:	Wachovia Bank
Bank Address:	Center Square Branch, 15th and Market Streets, Philadelphia, PA 19102 Phone (215) 985-7377
SWIFT No:	International Swift Address: FUNB INT
Account Number:	2000-009-652305 ABA Number 031201467

Account Name:	Hemispherx Biopharma, Inc.

(3)
If Biken detects that the Ampligen® provided by Hemispherx has any defect, Biken shall notify Hemispherx of it, and Hemispherx shall recall such defective items and provide non-defective Ampligen® at its cost within thirty (30) days at the latest after the receipt of said notice from Biken.  In this case, the period of the payment set forth in the above paragraph shall be thirty (30) days after Biken’s receipt and inspection of the replacement Ampligen®.

5.   CONFIDENTIALITY
(1)
Except as provided elsewhere herein, each Party shall keep in strict confidence and shall not disclose to any third party any Confidential Information (including the Ampligen® as owned by Hemispherx) provided or disclosed by the other Party hereunder during the effective period hereof without first obtaining the written consent of said other Party.

(2)
Notwithstanding the provisions of the preceding Paragraph hereof, Biken may disclose the  Confidential Information (including the Ampligen® as owned by Hemispherx) provided or disclosed by Hemispherx hereunder during the effective period hereof to the Co-Researcher and/or the Research Adviser, as defined in Paragraphs (4) and (7) of Article 2 of this Agreement, respectively, provided both are then bound and agree to all provisions of this Agreement relating to the confidentiality of Ampligen® and Confidential Information.

(3)
Each Party shall exercise the same degree of care and safeguards with respect to the Confidential Information (including Ampligen® as owned by Hemispherx) as used to maintain the confidentiality of its own information of the similar nature; provided, however, the degree of the care and safeguard shall not at any time be less than the reasonable degree.

(4)
If Biken wishes to publish research papers relating to the use of Ampligen® and the Confidential Information relating to Ampligen® provided by Hemispherx pursuant to or in connection with this Agreement for the purpose of the Evaluation, or to publicly disclose any information relating to or resulting from such use, together with the Co-Researchers, Biken shall make reasonable efforts to provide Hemispherx with a copy of the proposed research papers for Hemispherx’s review and comment upon knowing such planned publication.  As for the research results to be compiled into annual research reports to be submitted to the MHLW and subsequently placed for public view in connection with the Research Project referred to in the Recitals hereof, it is deemed that by virtue of the execution of this Agreement by the Parties hereto that Hemispherx has consented thereto provided Biken shall provide Hemispherx a copy of the published annual research reports for Hemispherx’s review and comment after such reports have been placed  for public view.

(5)
If either Party is required by any governmental agency, court or other quasi-judicial or regulatory authorities to provide any of the Confidential Information (including Ampligen® as owned by Hemispherx) provided or disclosed by the other Party hereunder during the effective period hereof, the Party shall, if possible, promptly notify the other Party in writing prior to any such disclosure so that said other Party may seek an appropriate remedy and/or waive compliance with the provisions of this Agreement.

(6)
The provisions in this Article shall remain in force for five (5) years from the Effective Date notwithstanding termination or cancellation of this Agreement; it being understood and agreed that the foregoing provisions of this Article shall not be construed as permitting either Party to voluntarily disclose any Confidential Information (including Ampligen® as owned by Hemispherx) provided or disclosed by the other Party to it hereunder during the effective period hereof to any third party subsequent to the expiration of the aforesaid period of confidentiality.

6.   EVALUATION AND TERM OF AGREEMENT
(1)
Biken may, by giving prior written notice to Hemispherx, commission a part of the evaluation tests which are necessitated by the Evaluation Program outlined in Exhibit 1 hereof, to external specialized testing institutions; provided, however, that in such a case, Biken shall require said external specialized testing institutions be bound by and agree to all provision of this Agreement relating to the Intellectual Property, the confidentiality of Ampligen® and Confidential Information..

(2)	This Agreement shall come into force and effect on the Effective Date, and shall continue to be in force and effect until terminated upon the earlier of:
(a)	One year following the Effective Date or the date of receipt of Ampligen® by Biken, whichever is later
(b)	Completion of the Evaluation Program

(3)
Upon termination of this Agreement unless otherwise agreed, Biken shall return to Hemispherx or destroy, as instructed by Hemispherx, all documents and data, whatever the type or media thereof may be, concerning Ampligen® and the Confidential Information relating to Ampligen® provided and disclosed by Hemispherx to Biken pursuant to or in connection with this Agreement.

(4)	Notwithstanding Paragraphs (3) of this Article, subject to compliance with this Agreement, Biken may keep one (1) copy or sample of the Confidential Information for archival purposes.

7.   INTELLECTUAL PROPERTY
Each party acknowledges and agrees in relation to all trademarks, patents and other intellectual property rights in all inventions, discoveries and other intellectual property which are or were made, conceived, reduced to practice, generated or arise out of the Research Project and the Evaluation (all herein “Intellectual Property”) that Hemispherx shall have and retain complete ownership of and title to all Intellectual Property relating to  Ampligen® and Biken shall have and retain complete ownership of and title to all Intellectual Property relating to the nasal delivery technology and the “Novel Vaccine Containing Adjuvant Capable of Inducing Mucosal Immunity”. Hemispherx acknowledges and agrees that, pursuant to this Agreement, the Research Project and the Evaluation, it will not obtain any rights in and to  the nasal delivery technology and the “Novel Vaccine Containing Adjuvant Capable of Inducing Mucosal Immunity” as owned jointly by Biken and NIID, and Biken acknowledges and agrees that, pursuant to this Agreement, the Research Project and the Evaluation, it will not obtain any rights in and to Ampligen®.  The provisions of this Article 7 shall survive any termination or expiry of this Agreement.

8.   PATENT INFRINGEMENT
In the event that a third party files claims or suits against either Party, to whom the other Party has provided and/or disclosed its own Confidential Information (including Ampligen® as owned by Hemispherx) pursuant to this Agreement during the effective period hereof, on the basis of the alleged infringement of any patent or other intellectual property right of said third party in connection with such information, the disclosing Party shall, at its sole cost and responsibility, deal with, dispose of and settle such claims or suits brought by said third party and shall pay and bear any and all costs, damages and liabilities incurred in connection therewith.

9.   FORCE MAJEUR
(1)
Force Majeur shall be deemed to have prevented, restricted or interfered with the performance by a  Party hereto of any of its obligations hereunder if such event occurs by reason of flood, fire, explosion, strike, war, revolution, civic commotions, political riot, acts of public enemies, blockage or embargo or sanctions or any law, interdict, order proclamation, regulation, ordinance, demand or requirements of any government.

(2)	Neither Party shall be held responsible for damages caused by any delay or default due to force majeur.

10. SUCCESSORS AND ASSIGNS
This Agreement and all rights and obligations arising hereunder shall not be assigned or otherwise transferred by either Party, whether by operation of law or otherwise, unless the other Party has given its written consent thereto, and any such purported assignment or transfer without such written consent shall be null and void.

11. HEADINGS
The headings of the clauses of this Agreement have been inserted only to facilitate reference and shall not be taken as being of any significance whatsoever in the construction and interpretation of this Agreement.

12. GENERAL
(1)	No waiver by either Party of a provision hereof or default hereunder shall be deemed as a waiver of any other provisions or default.

(2)	Any notices or communications to or from the respective Parties required or permitted to be given hereunder shall be deemed to have been received:

1)
if mailed by registered prepaid airmail to the recipient at the address as set forth in Article 14 hereof and the date of receipt shall be deemed to be fourteen (14) working days after date of mailing unless the contrary can be proved;

2)
if sent by telefax to the recipient at the number given herein and evidence exists of receipt of thereof on the next business day of the recipient after sending unless the contrary can be proved and provided that such telefax message is confirmed by registered prepaid post.

(3)
This Agreement including the attached Exhibit hereto constitutes the entire agreement between the Parties hereof with respect to the subject matter hereof.  This Agreement may only be changed or amended by writing executed by the authorized representatives of the Parties which refers to this Agreement and contains a copy thereof as an attached document.

(4)
If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable for any reason whatsoever, this shall not in itself be deemed to affect the other provisions thereof and such invalid or unenforceable clause shall be severable from the remaining terms of this Agreement.

13.     RESOLUTION OF DISPUTE
(1)
Any dispute at any time between the Parties hereto arising out of or pursuant to this Agreement or its interpretation, rectification, breach or termination shall, if not resolved through negotiations between the Parties, be finally settled by arbitration.  Arbitration shall be conducted in Switzerland pursuant to the rules of the Swiss Arbitration Association.

(2)	The decision of the arbitrator shall be final and binding and shall be capable of being made an order of any court having jurisdiction over any of the Parties.

(3)	This Agreement shall be governed by and construed in accordance with the laws of Japan.

14      COUNTERPARTS OF AGREEMENT
This Agreement is prepared and made in the English language in duplicate.

15.     DOMICILIA
The Parties hereto choose domicilia citandi et executandi for all purposes in terms of this Agreement as follows:

(1)	Hemispherx Biopharma, Inc.
One Penn Center
1617 JFK Blvd.
Philadelphia, PA 19103
Telephone:	215-988-0080
Telefax :	215-988-0739

(2)	The Research Foundation for Microbial Diseases of Osaka University (Biken)
3-1, Yamada-Oka, Suita
Osaka, 565-0871, Japan
Telephone:	+81-6-6877-4804
Telefax:	+81-6-6876-1984

Either Party shall be entitled to change the domicilia citandi et executandi chosen by it giving the other Party thirty (30) days notice of such change of address.

IN WITNESS WHEROF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year set forth below.

HEMISPHERX BIOPHARMA, INC.		THE RESEARCH FOUNDATION FOR
MICROBIAL DISEASES OF OSAKA UNIVERSITY

/s/ William A. Carter		/s/ Yoshinobu Okuno
Represented by:		Represented by:

Name:	William Carter, MD	Name:	Yoshinoub Okuno
Title:	Chairman and CEO	Title:	Director
Date:	August 13, 2009	Date:	August 19, 2009

Exhibit 1

2008 Evaluation Program

The Outline of the Evaluation Program on the Ampligen® as a candidate for Adjuvant incorporated into Potential Influenza Virus Vaccines in the form of Intranasal Mucosal Administration
1.	Evaluation of the Efficacy and Stability of Prototype Vaccines (one-year study)
Evaluate the immunogenicity of intranasal prototype vaccines containing antigens from 3 sub-type influenza viruses, namely, H1N1, H3N2 and B.
(1)	Evaluation of immunogenicity of prototype vaccines in mouse models
1)	Step-1
Investigate the immunogenicity of prototype vaccines containing different-concentrated antigens in combination with the Ampligen® of varying concentration levels.
the needed volume of the Ampligen®: around 140 mg
2)	Step-2
Evaluate antigens prepared with different culture methods for selection of candidate vaccine strain.
the needed volume of the Ampligen®: around 100 mg
3)	Step-3
Assess the efficacy of prototype vaccines on challenge experiment.
the needed volume of the Ampligen®: around 100 mg
(2)	Evaluation of immunogenicity of prototype vaccines in animal models other than mice the needed volume of the Ampligen®: around 500 mg
(3)	Evaluation of stability of prototype vaccines for formulation of candidate vaccines (preliminary tests) the needed volume of the Ampligen®: around 750 mg

The total volume of Ampligen® as required for the above-mentioned Safety and Stability Evaluation Studies: around 1600 mg

2.	Evaluation of the Safety Profile of the Ampligen® (one-year study)
Perform the following testing items through procuring external GLP (Good Laboratory Practice) study-related services from contract research organizations:
(1)	Single dose toxicity study (FD (fatal dose) in rat models)
the needed volume of the Ampligen®: around 160 mg
(2)	Single dose toxicity study (Setting test for probable maximum repeat-dose in dog models)
the needed volume of the Ampligen®: around 160 mg
(3)	Repeated dose toxicity study (Toxicity study in rat models)
the needed volume of the Ampligen®: around 5 mg

The total volume of Ampligen® as required for the above-mentioned Safety Evaluation Studies: around 325 mg.

2009 Evaluation Program

Preliminary Evaluation of the Immunogenicity of and Long-term Stability Test with an Inactivated Whole-virion Form of Pre-pandemic Influenza (A/H5N1) Experimental Vaccine Combined with Adjuvant Ampligen® (The Study Plan for the 2009 Fiscal Year)

Study 1.  Pharmacological study to investigate the feasibility of approaches for optimal dosage level and dosing schedule of an intranasal whole-virion pre-pandemic influenza (H5N1) experimental vaccine combined with Ampligen® as an adjuvant in mice model.

[Objective]
Our previous preliminary studies conducted in the 2008 Fiscal Year (FY) demonstrated the potential of using Ampligen® as an adjuvant when combined with experimental intranasal whole-virion pre-pandemic influenza vaccines (A/H5N1) for enhancing immunogenicity for induction of immune responses in animal models.  The objective of this pharmacological study is to identify an approach for the optimal dosage level of viral antigen and dosing schedule of an intranasal whole-virion pre-pandemic influenza experimental vaccine combined with Ampligen® using mice model.

[Method]
We will prepare intranasal whole-inactivated A/H5N1 influenza vaccine (attenuated PR8-IBCDC-RG2 strain, as derived from A/Indo/5/2005(H5N1) strain) combined with Ampligen® as an adjuvant with the addition of CVP base (at a final concentration of 0.55% CVP, 1.2% L-arginine and 1% glycerol) as a viscosity improver.  BALB/c mice will be immunized intranasally either one, two, three, or four times at 2-week intervals with such experimental vaccines.  Serum and nasal wash of immunized mice will be respectively collected for antibody determination 2 weeks after the final immunization. We will determine the levels of HI titers (hemagglutination inhibition titers), NT titers (neutralization titers), serum IgG-ELISA antibody titers in immunized mouse serum, and mucosal IgA-ELISA antibodies in each nasal wash sample.

Study 2.  Pharmacological study of an experimental vaccine combined with Ampligen® as an adjuvant in Cynomolgus monkey models

[Objective]
Pharmacological studies will be performed to evaluate an approach as identified based on the results from Study 1 for the optimal dosage level of viral antigen and dosing schedule of an intranasal whole-virion pre-pandemic influenza vaccines (A/H5N1) vaccine combined with Ampligen® in Cynomolgus monkey (Macaca fascicularis) models.

[Method]
We will prepare an inactivated whole-virion form of pre-pandemic influenza (A/H5N1) experimental vaccine combined with Ampligen® as an adjuvant with the addition of CVP base as a viscosity improver. Cynomolgus monkey will be immunized intranasally with an experimental vaccine at 2-week intervals using such approach as identified based on the results from Study 1 for the optimal dosage level of viral antigen and dosing schedule thereof.  Serum, nasal wash, and saliva of immunized mice will be respectively collected from each monkey for antibody determination 2 weeks after the final immunization We will determine the levels of HI titers (hemagglutination inhibition titers), NT titers (neutralization titers), serum IgG-ELISA antibody titers in immunized mouse serum, and mucosal IgA-ELISA antibodies in each nasal wash or salivary sample.

Study 3.  Long-term stability and accelerated tests with inactivated whole-virion of pre-pandemic influenza (A/H5N1) experimental vaccines combined with Ampligen®

[Objective]
The long-term stability and accelerated tests will be conducted on inactivated whole-virion form of pre-pandemic influenza (A/H5N1) experimental vaccines combined with Ampligen®

[Method]
On the basis of the results from Study 2, we will determine the optimal formulation of a candidate for evaluation as an inactivated whole-virion form of pre-pandemic influenza (A/H5N1) experimental vaccine combined with Ampligen® in human subjects.  Such optimal candidate vaccine formulation will be put through the following tests which assess the stability thereof after being stored for a specified period of time at an ambient temperature of 10±2 degrees Celsius (for long-term stability study) or 25±2 degrees Celsius with relative humidity at 60±5% (for accelerated test).
➢	Sterility test
➢	Pyrogen test
➢	Test for leukopenic toxicity (mice)
➢	Test for protein content
➢	Test for freedom from abnormal toxicity
➢	Potency tests (Single radial immunodiffusion test and Immunogenicity test)
➢	RNA quantification test